Exhibit 99.1

Ariba Reports Results for the First Quarter of Fiscal Year 2004

Ariba Posts Second Consecutive Quarter of GAAP Profitability;

Signs Marquee Customers

SUNNYVALE, Calif., January 28, 2004 — Ariba, Inc. (Nasdaq: ARBA), the leading Enterprise Spend Management (ESM) solutions provider, today announced results for the quarter ended December 31, 2003.

Quarterly Results

Revenues for the first quarter of fiscal 2004 were $52.7 million, as compared to $61.7 million in the first quarter of fiscal 2003. Software license revenues for the quarter were $18.7 million, as compared to $30.4 million for the first quarter of fiscal 2003. Maintenance and service revenues for the quarter were $34.1 million, as compared to $31.3 million for the first quarter of fiscal 2003. Net income for the first quarter of fiscal 2004 was $6.1 million, or $0.02 per share (including certain one-time cost benefits of approximately $5 million), as compared to a net loss for the first quarter of fiscal 2003 of $58.7 million, or $0.22 per share. Net loss for the first quarter of fiscal 2003 included charges of $65.7 million for amortization of other intangible assets.

“The market for spend management solutions continues to grow, and I am pleased with the results for the first quarter of the new year,” said Bob Calderoni, president and CEO, Ariba, Inc. “Hitting our second consecutive quarter of GAAP profitability is a major accomplishment and significant milestone for the company. Over the last year, Ariba has achieved financial stability and formed a solid foundation for future growth.”

Ariba Sees Largest Increase of New Customers in Six Quarters

Ariba added significant new customers in the first quarter, including three FORTUNE 500 Companies. New-name customers in North America include H.J. Heinz Company, a premier global food company; Owens Corning, a world leader in building materials and composite solutions; Federal-Mogul Corporation, a global supplier of automotive components and sub-systems; Michelin Group, the well-known tire manufacturer; and Compass Bank, a Southwestern financial institution. New customers in Europe include Reckitt Benckiser, a leading consumer goods manufacturer and distributor, and T-Systems International, a leading provider of Information and Communications Technology (ICT) services.

Many of these customers, among others, purchased multiple components of Ariba’s Spend Management solutions, including Ariba® Buyer™, Ariba® Analysis™, Ariba® Contracts™, Ariba® Invoice™, Ariba® Category Management™, Ariba® Enterprise Sourcing™ and Ariba® Supplier Performance Management™.

Existing Customers Continue to Invest in Ariba Spend Management

Existing Ariba customers expanded their Ariba Spend Management investment with the purchase of additional solutions last quarter. In North America, these customers include Merck & Co., a leading global research-driven pharmaceutical products and services company, and Towers Perrin, a global professional services firm. In Europe, these customers include The ABB Group, a power and automation technology company; BSkyB Limited, a broadcasting company; AXA, a financial services organization; Diageo PLC, the world’s leading premium drinks business; and Enel S.p.A., an energy company.

Recent M&A Activity to Bolster the Delivery of Enterprise Spend Management Solutions

After the close of the December quarter, Ariba completed its acquisition of Alliente, Inc., a procurement business process outsourcing (BPO) provider. The move expands Ariba’s capabilities in the emerging market for managed procurement services, a subset of the multi-billion dollar BPO market, and positions Ariba as the leading provider of outsourced spend management.

Additionally, Ariba and FreeMarkets, Inc. (Nasdaq: FMKT) last week announced a strategic merger agreement to combine their complementary strengths to help global customers generate even greater savings through a more robust set of Enterprise Spend Management solutions. Under terms of the definitive agreement, stockholders of FreeMarkets will receive 2.25 of Ariba common stock and $2.00 cash for each outstanding share of FreeMarkets common stock. The transaction is subject to customary closing conditions, including regulatory review and approval by the stockholders of each company, and is expected to close in the mid-to-late second calendar quarter of this year. For more information on the transaction, please refer to our press release on January 23, 2004, listen to a replay of the conference call on our website at www.ariba.com or visit http://www.ariba.com/announcement .

Conference Call Information

Ariba will hold a conference call today at 5:00 p.m. EDT to discuss the quarterly results. To join the call, please dial (800) 891-2713 or (706) 634-5558. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available approximately 6:00 p.m. EDT today through Friday, February 6 by dialing (800) 642-1687 or (706) 645-9291 and entering ID #: 4806211.

About Ariba, Inc.

Ariba, Inc. is the leading Enterprise Spend Management (ESM) solutions provider. Ariba helps companies develop and leverage spend management as a core competency to drive significant bottom line results. Ariba Spend Management software and services allow companies to align their organizations with a spend-centric focus and deploy closed-loop processes for increased efficiencies and sustainable savings. Ariba representatives can be contacted at (650) 390-1000 or through the company’s website at www.ariba.com.

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Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; the impact of recent workforce reductions on Ariba’s operations; lengthening sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in the company’s pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the outcome of legal proceedings relating to the restatement of our financial statements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against Ariba and/or our officers and directors as a result of the restatements; the impact of acquiring Alliente and entering into an agreement to acquire FreeMarkets, including the disruption or loss of customer, business partner, supplier or employee relationships; the level of costs and expenses incurred by Ariba as a result of such transactions; and the level of professional fees and expenses incurred by Ariba in connection with its previously disclosed accounting review and associated regulatory and litigation proceedings. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K/A filed January 5, 2004.

Investor Contact:	John Ederer, (650) 390-2742 or jederer@ariba.com
Media Contact:	Kevin Brooks, (650) 390-4204 or kbrooks@ariba.com

— Financial Tables to Follow —

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2003	September 30, 2003
ASSETS

Cash and cash equivalents	$73,042	$70,819
Short-term investments	49,627	56,323
Restricted cash	28,126	1,123
Accounts receivable, net	11,751	8,669
Prepaid expenses and other current assets	11,115	10,747

Total current assets	173,661	147,681
Property and equipment, net	20,537	21,767
Long-term investments	76,208	78,329
Restricted cash, less current portion	27,367	28,579
Goodwill, net	181,033	181,033
Other assets	1,725	1,741

Total assets	$480,531	$459,130

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$10,293	$10,767
Accrued compensation and related liabilities	25,452	26,674
Accrued liabilities	63,568	35,513
Restructuring obligations	11,710	13,764
Deferred revenue	57,259	57,470

Total current liabilities	168,282	144,188
Restructuring obligations, less current portion	32,282	34,112
Deferred revenue, less current portion	35,658	43,954

Total liabilities	236,222	222,254

Minority interests	21,090	20,019

Stockholders’ equity:
Common stock	541	540
Additional paid-in capital	4,500,913	4,500,974
Deferred stock-based compensation	(194)	(314)
Accumulated other comprehensive income	3,067	2,856
Accumulated deficit	(4,281,108)	(4,287,199)

Total stockholders’ equity	223,219	216,857

Total liabilities and stockholders’ equity	$480,531	$459,130

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2003	2002
Revenues:
License	$18,676	$30,449
Maintenance and service	34,055	31,280

Total revenues	52,731	61,729

Cost of revenues	12,928	13,723

Gross profit	39,803	48,006

Operating expenses:
Sales and marketing	17,539	20,589
Research and development	12,277	13,958
General and administrative	4,543	7,064
Amortization of other intangible assets	—	65,677
Stock-based compensation	30	275

Total operating expenses	34,389	107,563

Income (loss) from operations	5,414	(59,557)
Other income, net	818	1,761

Net income (loss) before income taxes	6,232	(57,796)
Provision (benefit) for income taxes	(272)	338
Minority interests in net income of consolidated subsidiaries	413	528

Net income (loss)	$ 6,091	($58,662)

Net income (loss) per share - basic	$0.02	($0.22)

Weighted average shares used in computing net income (loss) per share - basic	269,998	264,053

Net income (loss) per share - diluted	$0.02	($0.22)

Weighted average shares used in computing net income (loss) per share - diluted	277,677	264,053